Exhibit (g)(xiii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg SK

                                  EXHIBIT D


      The undersigned, C. Grant Anderson, hereby certifies that he or she is the duly elected and acting Assistant Secretary of RIGGS FUNDS, a Massachusetts business trust (the "Fund"), and further certifies that the following resolution was adopted by the Board of Trustees of the Fund at a meeting duly held on August 19, 1998, at which a quorum was at all times present and that such resolution has not been modified or rescinded and is in full force and effect as of the date hereof.

            RESOLVED, that The Bank of New York, as Subcustodian pursuant to a Custody Agreement between and among The Bank of New York, Riggs Bank, N.A. and the Fund dated June 8, 1998, (the "Custody Agreement") and Riggs Bank, as Custodian under the Custody Agreement, each is authorized and instructed on a continuous and ongoing basis to act in accordance with, and to rely on Instructions (as defined in the Custody Agreement).

            RESOLVED, that the Fund shall establish access codes and grant use of such access codes only to Authorized Persons of the Fund as defined in the Custody Agreement, shall establish internal safekeeping procedures to safeguard and protect the confidentiality and availability of user and access codes, passwords and authentication keys, and shall use Instructions only in a manner that does not contravene the Investment Company Act or the rules and regulations thereunder.

      IN WITNESS WHEREOF, I have hereunto set my hand and the seal of RIGGS FUNDS, as of the 20th day of October, 1998.

                                    /S/ C. GRANT ANDERSON
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